EXHIBIT 99

Gander Mountain Realigns Executives to Drive Growth

ST. PAUL, Minn., January 24, 2007 — Gander Mountain Company (Nasdaq: GMTN), the nation’s largest retail network of stores for hunting, fishing, camping, marine and outdoor lifestyle products and services, today announced that Robert Vold, vice president, finance, has been promoted to senior vice president and chief financial officer. Dennis Lindahl, who previously served as CFO, has been named executive vice president, strategy and business development, and will focus on long-term growth initiatives.

“Bob has worked closely with Dennis and is well qualified to take on the responsibilities of CFO, having previously served in that position at Norstan, Inc.” said Mark Baker, president and CEO. “Dennis’ new position will enable him to focus more closely on developing new business opportunities to drive our long-term growth, such as the Tracker Marine agreement we announced earlier this week. Gander Mountain is committed to reaching more customers through both new stores and additional channels of distribution, and Dennis will lead that effort.”

Robert Vold joined Gander Mountain in October 2005 as vice president, finance. He previously spent seventeen years in positions of increasing responsibility in finance at Norstan, Inc., including chief financial officer. Mr. Vold began his career with Arthur Andersen LLP.

Dennis Lindahl has served as executive vice president and chief financial officer of Gander Mountain since 2003. Previously, he was vice president and chief financial officer of Holiday Companies, where he played a key role in building Gander Mountain Company. Gander Mountain was a wholly-owned subsidiary of Holiday Companies prior to its initial public offering in 2004.

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, camping, marine and outdoor lifestyle products and services. Since 1960, the Gander Mountain brand has offered an expanding assortment of competitively priced outdoor equipment, technical apparel and footwear, as well as gunsmith, archery, ATV and marine services. The stores feature national, regional and local brands as well as the company’s owned brands. Focused on a “We Live Outdoors®” culture, Gander Mountain dedicates itself to creating outdoor memories.  There are currently 105 conveniently located Gander Mountain outdoor lifestyle stores in 22 states.  For the nearest store location call 800-282-5993 or visit www.GanderMountain.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements.  All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Certain of these risks and uncertainties are described in the “Risks and Factors Affecting Current and Future Results” section of the company’s Annual Report on Form 10-K for fiscal 2005 and other required reports, as filed with the SEC, which are available at www.GanderMountain.com and at the SEC’s website at www.sec.gov.

Contacts:	Shannon Burns
Director of Investor Relations
651-325-4337
Shannon.burns@gandermountain.com